Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use of our report dated March 12, 2010, on the financial statements of Bank of Ruston as of December 31, 2009 and 2008, and for each of the years in the two-year period ended December 31, 2009, in Amendment No. 1 to the Registration Statement on Form S-1 (SEC File No. 333-167589). We also hereby consent to the reference to our firm under the heading “Experts” in the prospectus of Century Next Financial Corporation, which is a part of the Registration Statement on Form S-1.

/s/ Heard McElroy & Vestal, LLP
July 27, 2010
Shreveport, Louisiana